Financial Industries Corporation Appoints New Chief Actuary

AUSTIN, TX -- 12/21/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) announced today the promotion of Val Smith to senior vice president and chief actuary.

William J. McCarthy, FIC's current senior vice president and chief actuary, is resigning Dec. 28 to take a position at another company. Smith will assume his new responsibilities upon McCarthy's departure.

Smith moves into his new role with more than 18 years of actuarial experience in the life and health insurance industries and enterprise risk management. Before joining FIC earlier this year as a corporate actuary, he was employed as chief actuary at Citizens Insurance Company of America in Austin, Texas, then as an independent consultant.

"We are sad to see Bill McCarthy leave and wish him nothing but success in his new endeavors," said Bill Prouty, FIC's chief executive officer. "We are very confident that Val will excel in his new role, and that his expertise and knowledge of our data and systems will make the transition seamless."

Smith has bachelor's and master's degrees in statistics from Brigham Young University. He is a Fellow of the Society of Actuaries and Member of the American Academy of Actuaries.

FIC, through its Investors Life Insurance Company of North America subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5550
E-mail:  ir@ficgroup.com